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Exhibit (a)(5)

Filed by Silicon Graphics, Inc. Pursuant to Rule 425 under the Securities Act of 1933 and deemed Filed pursuant to Rule 13e-4 under the Securities Exchange Act of 1934
Subject Company: Silicon Graphics, Inc. Commission File No. 001-10441
Date: December 4, 2003

ISS and Glass, Lewis Recommend Shareholders Vote for SGI Proposals

MOUNTAIN VIEW, Calif. (December 4, 2003)—Silicon Graphics, Inc. (NYSE: SGI) today announced that Institutional Shareholder Services ("ISS") and Glass, Lewis & Co. ("Glass Lewis") have recommended that SGI shareholders vote in favor of all proposals to be presented to shareholders at SGI's annual meeting of shareholders on December 16, 2003.

ISS serves institutional and corporate clients worldwide, analyzing proxies and issuing informed research and objective vote recommendations for more than 10,000 U.S. and 12,000 non-U.S. shareholder meetings each year.

Glass, Lewis & Co. uses proprietary research and extensive analysis to objectively evaluate the corporate integrity and financial transparency of public companies and advise shareholders on the exercise of their voting rights.

Silicon Graphics, SGI and the SGI logo are registered trademarks of Silicon Graphics, Inc., in the U.S. and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

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  Exhibit (a)(5)